EXHIBIT 99.1

For Immediate Release Contact: Michael Noonan 512-437-2582 mnoonan@skypete.com

Sky Petroleum Announces Four Appointments to the Board of Directors
Brent Kinney, Ian Baron, Peter Cockcroft and Michael Noonan added to Board

AUSTIN, Texas, Nov. 16, 2005 — Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas exploration company, today announced the appointment of Brent D. Kinney, Ian R. Baron, Peter J. Cockcroft and Michael D. Noonan to the Board of Directors of the company. All four were appointed by the Board to fill certain vacancies and will be included with management’s proposed directors for election at the company’s next annual meeting.

“All of these individuals are strong additions to our Board and we are proud and fortunate to have them serve,” said Daniel Meyer, president at Sky Petroleum. “Brent’s international petroleum knowledge and Ian’s extensive managerial and executive experience in the Middle East are excellent attributes. In addition Peter’s insights and vast experience with international energy businesses and Michael’s significant understanding of US corporate governance and finance issues will be of great value to Sky and our Board.”

Kinney, who was recently appointed as chief executive officer of Sky Petroleum, is an international petroleum lawyer based in Dubai, United Arab Emirates and has more than 20 years experience representing both government and private sector clients throughout the world. Prior to leaving Canada in 1990 he was a partner in one of Alberta’s leading energy law firms. Kinney has represented a wide variety of clients including foreign governments, international oil ventures and numerous publicly listed companies. He is currently a director on two multi-billion dollar international petroleum companies, Husky Energy Inc. (TSE: HSE) and Dragon Oil plc. (LSE: DGO) as well as Western Silver Corporation (AMEX: WTZ) (TSE: WTC), a mineral exploration company.

Baron is a founding partner in ESG Dubai, a firm providing management advisory services to the oil & gas industry. Since 2002 he has advised clients in the acquisition and operation of projects in several countries including Kazakhstan, Russia, Iran, Syria, Philippines, Azerbaijan, Kuwait, and Turkey. Prior experience included Dragon Oil plc (LSE: DGO) where he was the chief executive officer and Conoco Inc. where he was vice president and general manager in the Middle East based in Dubai, UAE and was a Middle East expert for Conoco out of Houston, Texas, USA.

Cockcroft has a proven track record for successfully managing international energy businesses in various countries, which includes entrepreneurial project identification, management and implementation, including financing, both in the petroleum and power sector. His international experience is extensive and has been a resident country manager in six different countries for various oil and gas companies, ranging from majors to independents. He has a reputation for having extremely high-level contacts in the Asian region, and is often consulted by host governments on international negotiations and energy policy. Peter is an independent director with Baraka Petroleum Limited (AX: BKP) and Australian Oil Company (AX: AOC)

Most recently Noonan was appointed vice president corporate of Sky Petroleum earlier this year. Noonan has more than 15 years of investor relations, corporate finance and corporate governance experience. Prior to joining Sky Petroleum Noonan served in senior positions at Integrated Electrical Services (NYSE: IES), an electrical services company and Sterling Chemicals Inc. (OTCBB: SCHI), a manufacturer of commodity chemicals.

About Sky Petroleum
Sky Petroleum is an oil and gas exploration and development company pursuing opportunities in the global oil and gas industry. Sky Petroleum’s primary focus is to seek prospects where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. For additional information please visit www.skypetroleum.com